EXHIBIT 10.1
May 26, 2015

Amir Rosenthal

Via Hand Delivery

Dear Amir,

It is my pleasure to offer you the position of President, PSG Brands, for the Performance Sports Group Ltd. (“the Company”) effective June 1, 2015. This offer supersedes all previous discussions. The key elements of our job offer are as follows:

1.
Employment: You will assume the position of President, PSG Brands, commencing on June 1, 2015. In this role, you will report directly to Chief Executive Officer of the Company. This role is based in our Exeter, New Hampshire corporate office.

2.
Compensation: Your starting annual base salary will be $475,000.00 (paid in biweekly payments of $18,269.23 less taxes and withholdings) subject to annual review for discretionary merit increases based on your performance.

3.	Annual Bonus: Your annual bonus target remains at 75%.

4.
Long Term Incentive Plan:   As you know, the Long Term Incentive Plan (“the Plan”) is currently under review and discussion with the Compensation Committee, and once finalized, will be presented to Shareholders for approval at the Annual General Meeting in October 2015. You will be eligible to participate in the Plan once it has been approved.

This letter is intended to cover the key points of the offer. All other terms and conditions of your Employment Agreement (attached) remain in full force and effect.

If you agree with the written terms, please indicate your acceptance of this offer by signing below and returning to me.

Amir, I’m looking forward to your continued leadership in this new role!

Sincerely,

/s/ Kevin Davis

Kevin Davis
Chief Executive Officer

____________________________________________________________________________________

I accept and agree to the terms of the above offer of employment.

/s/ Amir Rosenthal
Amir Rosenthal

Date: June 1, 2015